Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 10, 2008

Robert Lang: I’m Robert Lang, and I am an Origami Artist. [Music plays through remainder of film.]

Robert Lang: This is a step-by-step

sequence that doesn’t follow how the

model is come-up with. In fact, quite

often what one does is you design the

model, you come with it and than you

almost have to reverse engineer it to

develop a step-by-step folding

sequence.

Photographer: It’s like fixing a car.

Photographer: Look at this.

[Music continues to play in background.]

Art Director: Even if someone’s hands

in it, it’s something you can cut out and

use to animate later.

Photographer: I think that if we were

assuming that if the camera was here

and…I think that if the camera as here

and…I think that if we can just do

this…black these two and do this.

Robert Lang: And then I’ll just add

some folds to the mix so that his head

can go down.

Robert Lang: Origami has been my

passion for forty years. So, even though

I was a professional physicist during the

day, I was an Origami Artist at night.

[Music continue to play through to the

end of the film.]

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.